United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2008

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

On September 12, 2008, Chesapeake Utilities Corporation (the “Company”) and Computershare Trust Company, N.A., as successor rights agent to BankBoston, N.A. (the “Rights Agent”), amended the Company’s Rights Agreement dated August 20, 1999 (the “Agreement”). The Agreement governs the rights of the Company’s stockholders to purchase from the Company one-fiftieth of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share (collectively, the “Preferred Shares”) of the Company for each share of the Company’s common stock, par value $0.4867, owned by the stockholders (each right to purchase one-fiftieth of a Preferred Share, a “Right” and all such rights, collectively, the “Rights”). Pursuant to the First Amendment to Rights Agreement (the “Amendment”), each Right may be exercised at a purchase price of $105 per share (the “Exercise Price”), subject to adjustment as provided in the Agreement. The Rights are not exercisable until the Distribution Date (as defined in the Agreement) and, pursuant to the Amendment, will expire at the close of business on August 20, 2019, unless earlier redeemed by the Company as described in the Agreement.

Other than extending the expiration date of the Rights from August 20, 2009 to August 20, 2019 and increasing the Exercise Price from $54.56 to $105, the Amendment did not modify any other material terms or conditions of the Agreement. A copy of the Amendment is included as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 4.1 — First Amendment to Rights Agreement, dated September 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
——————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: September 12, 2008